Digital Restricted Distribution
FY95DESC.DOC                                  30 August 1994

                  Digital Equipment Corporation

           Description of the FY95 Cash Incentive Plan


Intent

The FY95 Cash Incentive Plan (CIP or the "Plan") was approved by the Board of Directors in June 1994. It provides the funding of
all   management   cash   incentive  programs<1> throughout the
Corporation   based  on  overall  corporate  and   organizational
performance and establishes the framework within which organizational programs will award these funds to individuals.

The intent of this document is to give an overview of CIP and its design features.

Concept

The purpose of the Cash Incentive Plan is to motivate and reward superior performance in a given year. In addition, the CIP should play a key role in helping to establish and emphasize a performance-oriented culture, which is based on both team effort and clear organizational accountabilities. Awards made under the Plan will be based primarily on the achievement of performance goals and business objectives, and yet allow the Board of Directors, the Chief Executive Officer, and management the use of judgment in assessing performance and determining payouts.

The Plan has been undergoing, and will continue to undergo a transition from one based primarily on corporate results, with adjustments for unit performance, to one that clearly reflects the independent performance of individual organizations. In FY95, the decision to fund the plan by both Company and organizational performance reflects the current phase of our Company transformation, and a continued need to emphasize teamwork and the Corporation's overall performance.

Eligibility/Participation

Eligibility for the Plan is limited to selected regular employees (active or on short term disability), working 20 hours or greater per week, and in SRI 40 and above in the U.S. exempt salary structure or an international equivalent. For FY95 many eligible participants will be identified and communicated with early in the year.

However, based on performance and contribution, other eligible employees not previously communicated with early in the year may be selected to participate at year end. In future years the plan provides that all eligible employees will be identified and receive notification at the beginning of the year.

Selection of participants will be conducted on a business by business basis to ensure that participation reflects business objectives and competitive practice.

Incentive Targets

Incentive award targets, expressed in either currency or as a percentage of base salary, will be established for each identified participant in the Plan at the time of their selection. Targets that are expressed as a percentage will be based on the salary rate in effect at the beginning of the fiscal year; targets that are expressed in currency will be fixed for the entire year. The target incentive levels are established to be competitive with those offered by companies with which Digital competes for employees and for the sale of products and services. A range of incentive opportunity, above and below the target level, may be communicated to each identified participant.

Cash Incentive Plan Funding

For FY95, 50% of the total CIP award fund will be based on overall Digital performance in relation to the agreed-upon business plan for the year. Digital performance will be based on Operating Profit dollars actually achieved. A funding schedule has been developed based on the following principles to provide a range of total funding that is above and below the target performance for the Corporation:

Outstanding Results: A level of performance that, considering current business circumstances, would reflect unusual success.

Target Performance: Reflects the attainment of the agreed-upon business plan.

Threshold Performance: A level of performance that, while less than plan, merits some incentive payout.

Performance targets for the Cash Incentive Plan are expected to increase over time whether Digital's business performance improves or not. It would not be appropriate to pay significant bonuses over the medium-to-long term without there having been competitive returns to shareholders.
The other 50% of the total CIP Award Fund will be distributed to organizations based on their achievement of goals established at the beginning of the year and independent of overall Company performance.

Evaluation of Organizational Performance

The allocation of the 50% organizational fund will recognize business or organizational performance. This performance will be evaluated on both objective and subjective criteria established at the beginning of the year. In FY95 each major organization may have up to three goals identified for these purposes. The types of factors that might be included are profit, cash flow from operations, and return on assets. Other measures such as revenue, market share, successful new product introductions, and customer satisfaction could also be adopted. Staff areas could be evaluated on cost control, the attainment of specific objectives, and how responsive they are to the needs of their internal customers/clients.

The overriding objective is that the Chief Executive Officer engages in a candid dialogue with each of his direct reports, and they in turn with their management teams regarding performance expectations and accountabilities.

Allocation of Awards, and Payments

A. Allocations of the Total Funds Available: Organizations are allocated funds from the total available fund after the fiscal year ends. Fifty percent of the total available funds will be allocated to organizations based on the Corporation's performance. The other fifty percent will be allocated based on organizational performance.

B. Awards to Individuals: Organizations will make awards to individuals from their allocations, according to the specific program of the organization. These individual awards will follow the commitments made to individuals identified at the beginning of the year, and follow guidelines for award amounts to other individuals selected for participation at year end. All awards to individuals must be made based on their demonstrated performance. Actual payouts to identified participants will vary significantly around the target award -- from no award to twice the target award -- based on the Corporation, the business, and individual performance.

C. Award Payments: Awards are payable after the end of the fiscal year  and  following the release of audited financial results  of
the  Corporation.   To  receive an incentive award,  participants
must be:

1) employed by the Corporation at the time awards are paid, and;

2) an active employee for a minimum of three months during the year, and;

3) assessed as having at least a satisfactory performance rating.

Administration

The  Plan will be administered by the Compensation and Stock
Option Committee of the Board of Directors. The Committee will have the authority to make all decisions regarding the operation of the Plan.

Unusual Events

The purpose of the Plan is to motivate and reward superior performance. Therefore, in extraordinary situations, adjustments may be made to retain the motivational impact of the Plan. The Compensation and Stock Option Committee retains the discretion to make the changes necessary to ensure the Plan's motivational impact and provide a fair return to shareholders.
_______________________________
[FN]
   <1> With the exception of three programs which were approved prior to June 1993.